Exhibit 10.14

PIPELINE THROUGHPUT AGREEMENT

Pipelines from Port of Long Beach Berths 84A & 86 to Wilmington Refinery Units

This PIPELINE THROUGHPUT AGREEMENT (the “Agreement”) is executed as of December 6, 2013 (the “Execution Date”), and dated effective as of the Commencement Date (as defined below in Section 3), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), on the other hand.

RECITALS

WHEREAS, the Parties are parties to a Long Beach Berth Access, Use And Throughput Agreement executed as of September 14, 2012 (the “Existing BAUTA”), to become effective upon the effective date of a sublease (the “Sublease”) to Operator of Lease HD-2114 with the City of Long Beach, California (“Lease HD-2114”), providing: (a) certain rights and obligations regarding access, use and throughput in Berths 84A and 86 (together, the “Berths”, and each, individually, a “Berth”) located in the Port of Long Beach (“POLB”), (b) storage services at six (6) staging tanks with an aggregate shell capacity of approximately 235,000 Barrels for the storage of intermediate and refined petroleum products, related hydrocarbon transfer pumps, piping, sheds and equipment (including electrical switching and communications facilities and equipment) for such staging tanks (collectively, the “Staging Facility”) and (c) the Pipelines (as defined below);

WHEREAS, the Existing BAUTA also covers and includes (a) one 24” dark oil pipeline (the “Crude Oil Pipeline”), depicted on Schedule A as Items No. 1, between the Berths and Staging Facility and Customer’s Wilmington Refinery located in Carson and Los Angeles, California (the “Wilmington Refinery”), (b) one 16” gasoline pipeline (the “Gasoline Pipeline”), depicted on Schedule A as Item No. 2, between the Berths and Staging Facility and the Wilmington Refinery, and (c) one 14” diesel/clear VGO pipeline (the “Clear Products Pipeline,” depicted on Schedule A as Item No. 3, between the Berths and Staging Facility and the Wilmington Refinery; and together with the Gasoline Pipeline, the “Refined Products Pipelines.” The Refined Products Pipelines and the Crude Oil Pipeline are, individually a “Pipeline” and collectively, the “Pipelines”);

WHEREAS, the operation of the Staging Facility and the Pipelines by Operator, as sub-lessee under Lease HD-2114 requires a Certificate of Financial Responsibility (“COFR”) issued by the California Department of Fish and Game (“CDFG”) in favor of Operator;

WHEREAS, upon receipt of approval from the City of Long Beach of the Sublease, the leasehold interests in the Berths, along with the Staging Facility and the Pipelines, are to be formally subleased or conveyed to Operator;

WHEREAS, during the period commencing on the Commencement Date and continuing until the date of the Sublease (the “Interim Period”), Operator shall provide services to Customer to manage and operate the Berths, the Staging Facility and the Pipelines (collectively, and along with Lease HD-2114, the “Long Beach Assets”) pursuant to a stand-alone operating agreement by and between Customer and Operator (the “Operating Agreement”);

WHEREAS, during the Term (as defined below and which shall encompass the Interim Period), Customer desires for Operator to provide the services set forth herein relating to the Pipelines in order to enable Customer to ship Products between the Berths, and Staging Facilities and Customer’s Wilmington Refinery;

WHEREAS, Operator is willing to provide such services to Customer relating to the Long Beach Assets; and

WHEREAS, contemporaneous with the execution of this Agreement, the Parties are entering into an Amended and Restated BAUTA (as defined below), that amends and restates the Existing BAUTA to cover and include both the Berths and additional berths and Ancillary Facilities (as defined below) at the POLB;

WHEREAS, Operator and Customer desire to enter into this Agreement to transfer the terms of their commercial relationship regarding the Pipelines into a new agreement separate and apart from the Amended and Restated BAUTA, but without now altering their substantive rights, obligations and relationships established under the Existing BAUTA with respect to the Pipelines.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1 DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated BAUTA” means the Amended and Restated BAUTA that will be executed by the Parties contemporaneously with the execution of this Agreement.

“Ancillary Facilities” means all wharves, personnel, spill response equipment, emergency response equipment, fire pumps, fire extinguishers, fire monitors, Self Contained Breathing Apparatus (SCBA), toxic gas monitoring equipment, mooring equipment, winches, loading arms, hoses, drains, pipes, valves, manifolds, pumps, meters, and all other related equipment and facilities that support the infrastructure required to deliver Customer’s Product from a Marine Vessel to the Pipelines or from the Pipelines to a Marine Vessel.

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means the American Society for Testing and Materials.

“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.

“BAUTA” means the Existing BAUTA and the Amended and Restated BAUTA, as the same may be contemporaneously or hereafter restated, amended, extended or supplemented. Any provisions hereunder referencing the BAUTA shall refer to the terms of the BAUTA that exist at the time the relevant performance is due hereunder.

“Berth” or “Berths” has the meaning set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Carrier” means a third-party agent or contractor hired by Customer, who is in the business of transporting Products via trucks.

“Carson Assets Indemnity Agreement” has the meaning set forth in Section 20(b).

“CDFG” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 12(a).

“Clear Products Pipeline” has the meaning set forth in the Recitals.

“COFR” has the meaning set forth in the Recitals.

“Commencement Date” has the meaning set forth in Section 3.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contaminated Product” means Product that has one or more of the following characteristics: (a) contains foreign substances not inherent or naturally occurring in Product; (b) fails to meet Operator’s minimum specifications under the BAUTA and any Terminal Service Order issued thereunder; or (c) has characteristics that may cause damage to the Pipelines or Ancillary Facilities.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“CPI-U” means Consumer Price Index for all Urban Consumers for the Los Angeles, Riverside and Orange County area as published by the Bureau of Labor Statistics of the United States Department of Labor.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.

“Crude Oil Pipeline” has the meaning set forth in the Recitals.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 12(a).

“Dock Specification” has the meaning set forth in the BAUTA and any Terminal Service Orders issued thereunder.

“Execution Date” has the meaning set forth in the Recitals.

“Existing BAUTA” has the meaning set forth in the Preamble.

“Extended Term” has the meaning set forth in Section 4.

“Extension Period” has the meaning set forth in Section 4.

“Force Majeure” means any event or circumstances, or any combination of events or circumstances, whether foreseeable or not, the occurrence or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:

(a) strikes, picketing, lockouts or other industrial disputes or disturbances;

(b) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;

(c) acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(d) arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and

(e) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.

A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. Any event of Force Majeure under the BAUTA shall constitute a Force Majeure under this Agreement.

“Gasoline Pipeline” has the meaning set forth in the Recitals.

“General Partner” means Tesoro Logistics GP, LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Gross Standard Volume (GSV)” means the total volume of all petroleum liquids and sediment and water, excluding free water, corrected by the appropriate volume correction factor (Ctl) for the observed temperature and API gravity, relative density, or density to a standard temperature such as 60°F and also corrected by the applicable pressure correction factor (Cpl) and meter factor.

“Interim Period” has the meaning set forth in the Recitals.

“Lease HD-2114” has the meaning set forth in the Recitals.

“MAOP” has the meaning set forth in Section 9(j)(i).

“Marine Terminal” means the Berths, the Staging Facility and the Ancillary Facilities.

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.

“Minimum Pipeline Throughput Volume” means (a) an aggregate volume of 912,500 Barrels of Products per Month throughput between the Marine Terminal and the Wilmington Refinery or any other destination designated by Customer from the Commencement Date through December 31, 2014, or (b) an aggregate volume of 1,520,833 Barrels of Products per Month throughput between the Marine Terminal and the Wilmington Refinery or any other destination designated by Customer from January 1, 2015 through the expiration or termination of this Agreement; provided, however, that all volumes of Product throughput between the and the Wilmington Refinery or any other destination designated by Customer will be applied towards the Minimum Pipeline Throughput Volume and provided, further, that the Minimum Pipeline Throughput Volume during the Month in which the Commencement Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Commencement Date, in such Month to the total number of days in such Month.

“Minimum Pipeline Use Fee” or “MPUF” has the meaning set forth in Section 5(b).

“Month” means the period commencing on the Commencement Date of the BAUTA and ending on the last day of that calendar month and each successive calendar month thereafter.

“Operating Agreement” has the meaning set forth in the Recitals.

“Operator” has the meaning set forth in the Preamble.

“Operator Group” has the meaning set forth in Section 12(b).

“Partnership” means Tesoro Logistics LP, a Delaware limited partnership.

“Partnership Change of Control” means Tesoro Corporation ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the General Partner, whether through ownership of voting securities, by contract, or otherwise.

“Party” or “Parties” means that each of Operator and Customer is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pipeline” or “Pipelines” has the meaning set forth in the Recitals.

“Pipeline Service Order” has the meaning set forth in Section 8(a).

“Pipeline Use Fee” has the meaning set forth in Section 5(a).

“POLB” has the meaning set forth in the Recitals.

“Product” or “Products” means Crude Oil and Refined Products.

“Product Specification” means the minimum specification limits and requirements for Products set forth in the BAUTA or any Terminal Service Order issued thereunder.

“Receiving Party Personnel” has the meaning set forth in Section 19(d).

“Refined Products” means gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, cut back resid, cutter stock, gas oil or other commodity other than Crude Oil specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Refined Products Pipelines” has the meaning set forth in the Recitals.

“Services” has the meaning set forth in Section 9(a).

“Shortfall Credit” has the meaning set forth in Section 8(d).

“Staging Facility” has the meaning set forth in the Recitals.

“Sublease” has the meaning set forth in the Recitals.

“Surcharge” has the meaning set forth in Section 7(a).

“Term” and “Initial Term” each have the meaning set forth in Section 4.

“Tesoro Corporation” means Tesoro Corporation, a Delaware corporation.

“Waste” means any (a) spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; or (b) oily ballast water, oily bilge water, sludge, or cargo residue by a Marine Vessel transferring Product into or out of the Marine Terminal. Residual Product that retains a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is destined for disposal.

“Wilmington Refinery” has the meaning set forth in the Recitals, provided however, that if the existing Wilmington Refinery is combined or integrated with other refinery assets owned by Customer, then the Wilmington Refinery shall include such expanded or integrated refinery, but Operator shall not be required to incur additional costs or expenses for any additions, increases expansions or extensions to the Pipelines or the Ancillary Facilities to accommodate any expanded refinery operations beyond those of the units of the Wilmington Refinery existing on the Commencement Date.

SECTION 2 GENERAL UNDERTAKINGS

Subject to the terms and conditions of this Agreement, Operator’s operating permits, the limitations of the Berths and Pipelines, the limitations of connecting carriers, the rules and procedures set forth in any applicable Pipeline Service Orders, and all Applicable Law, Operator shall provide throughput service on the Pipelines for, and Customer shall throughput on the Pipelines between the Marine Terminal and the Wilmington Refinery or other destination designated by Customer, the Minimum Pipeline Throughput Volume, subject to reduction as set forth herein.

SECTION 3 COMMENCEMENT DATE

The “Commencement Date” will be the date on which the Amended and Restated BAUTA becomes effective.

SECTION 4 TERM

(a) Commencing on the Commencement Date, the initial term of this Agreement shall be for a period until the anniversary of the Commencement Date in 2023 (the “Initial Term”), provided, however, that Customer may, at its sole option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Operator no less than three hundred sixty-five (365) days prior to the end of the Initial Term or the then-current Extension Period. Customer shall also have the option to modify the Term of this Agreement so that it continues for twenty (20) years after the Commencement Date (the “Extended Term”). If applicable, Customer shall notify Operator of its desire to invoke the Extended Term no later than the fifth anniversary of the Commencement Date. The Initial Term, Extended Term and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”. The Term shall extend into any extensions or renewal of Lease HD-2114 or the Sublease; however, the Term shall terminate if Lease HD-2114 or the Sublease is not extended or renewed or is terminated by the POLB.

(b) Notwithstanding the foregoing, and in addition to terms and conditions contained in Sections 13 and 14 and any applicable Pipeline Service Order, the applicable Party may terminate this Agreement if any of the following events occur:

(i) receipt of written notice from Customer of termination at least three hundred sixty-five (365) days prior to the commencement of an Extension Period, whereupon this Agreement shall automatically terminate upon the end of the then-existing Term;

(ii) the termination or cancellation of the BAUTA as to the Berths for any reason other than renewal or amendment, whereupon this Agreement shall terminate immediately upon such event; and

(iii) upon three hundred sixty-five (365) days notification by Customer for the termination of all process unit operations, in all or in part, at the Wilmington Refinery.

SECTION 5 THROUGHPUT FEES

(a) Pipeline Use Fees. Customer agrees to pay to Operator a pipeline use fee as set forth in a Pipeline Service Order (the “Pipeline Use Fee”) for Product volumes throughput through the Pipelines and loaded or offloaded to or from Marine Vessels at the Marine Terminal.

(b) Minimum Pipeline Use Fee. Each Month, Customer shall owe Operator a minimum fee as set forth in the then applicable Pipeline Service Order (the “Minimum Pipeline Use Fee” or “MPUF”), subject to escalation as provided in Section 8(i) below. Such MPUF shall be inclusive of actual Pipeline Use Fees for volumes actually throughput during such Month, which shall be credited towards the MPUF for such Month.

(c) MPUF Relief. During any Month that one or both of the Berths or any of the Pipelines are not available to receive any of Customer’s Products on a day in which Customer is scheduled to have access to a Berth and the Pipelines, for any reason other than Customer’s actions, including without limitation, Operator’s actions, Force Majeure, and the actions of a Governmental Authority, and such unavailability prevents Customer from utilizing the Pipelines to throughput the Minimum Pipeline Throughput Volume during that Month, then the Minimum Pipeline Throughput Volume and resulting Minimum Pipeline Use Fee for such Month will be reduced as follows:

(i) if both Berths are unavailable, then the Minimum Pipeline Use Fee will be proportionally reduced in proportion to the number of days in such Month when Customer’s Marine Vessels were prevented from having access to the Berths as a result of the Berths being unavailable; or

(ii) if only one Berth (Berth 84A or Berth 86) is available, then the Minimum Pipeline Use Fee will be proportionally reduced in proportion to the number of days in such Month when Customer’s Marine Vessels were prevented from having access to the Berths for more than two (2) days after delivering NOR (as a result of one (1) Berth being unavailable).

SECTION 6 REIMBURSEMENT FOR NEWLY IMPOSED TAXES AND REGULATORY FEES; EXCISE TAXES

(a) Prompt Reimbursement. Customer shall promptly pay or reimburse Operator for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that Operator incurs on Customer’s behalf for the services provided by Operator under this Agreement. If Operator is required to pay any of the foregoing, Customer shall promptly reimburse Operator in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes or regulatory fees as provided for in this Section 6(a) shall be specified in an applicable Pipeline Service Order.

(b) Excise Tax Certification. Upon written request by Operator, Customer shall supply Operator with a completed signed original notification certificate of gasoline and diesel fuel registrant as required by the Internal Revenue Service’s excise tax regulation. Customer further agrees to comply with all Applicable Law with respect to such taxes.

(c) Exemption Certification. If Customer is exempt from the payment of any taxes allocated to Customer under the foregoing provisions, Customer shall furnish Operator with the proper exemption certificates.

SECTION 7 EXPENDITURES REQUIRED BY NEW LAWS AND REGULATIONS

(a) Surcharge. If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require Operator to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Pipelines, Operator may, subject to the terms of this Section 7, impose a surcharge to increase the applicable service fee (a “Surcharge”), as set forth in a Pipeline Service Order, to cover Customer’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of Customer’s use of the services or facilities impacted by such new laws or regulations.

(b) Notification and Mitigation. Operator shall notify Customer of any proposed Surcharge to be imposed pursuant to Section 7(a) sufficient to cover the cost of any required capital projects and any ongoing increased operating costs. Operator and Customer shall then negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than nine percent (9%) as a Surcharge, with the understanding that Operator and Customer shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes in a Pipeline Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.

(c) Less Than 15% Surcharge. In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee affected, Customer will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and Operator shall not terminate the affected service from this Agreement.

(d) 15% or More Surcharge. In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee in accordance with Section 7(a), Operator shall notify Customer of the amount of the Surcharge required to reimburse Operator for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.

(i) If within thirty (30) days of such notification provided in this Section 7(d), Customer does not agree to pay such Surcharge or to reimburse Operator up front for its costs, Operator may elect to either:

(A) require Customer to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or

(B) terminate the affected Pipeline(s) or other facilities from this Agreement upon notice to Customer.

(ii) Operator’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30) day period to the extent that Operator would be obligated to make such expenditures to continue performance during such period.

(e) Payment of Surcharge. In lieu of paying the Surcharge, Customer may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

SECTION 8 PIPELINE SERVICE ORDERS; PAYMENTS

(a) Description. Operator and Customer shall enter into one or more pipeline service orders for the Pipelines substantially in the form attached hereto as Exhibit 1 (each, a “Pipeline Service Order”). Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Pipeline Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Pipeline Service Order shall be effective until fully executed by both Operator and Customer.

(b) Included Items. Items available for inclusion in a Pipeline Service Order include, but are not limited to, the following:

(i) Minimum Pipeline Use Fee;

(ii) Pipeline Use Fees pursuant to Section 5(a);

(iii) Pipeline rules and procedures reimbursements related to newly imposed taxes pursuant to Section 6(a);

(iv) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7; and

(v) any other services as may be agreed.

(c) Monthly Reconciliation. Actual volumes of Barrels throughput through the Pipelines are to be determined Monthly as provided in this Agreement (and, where referred to herein, in the BAUTA or Terminal Service Orders issued thereunder).

(d) Monthly Shortfall Credit. If in any Month the Minimum Pipeline Throughput Volume is not throughput and Customer pays an MPUF above the amount of Pipeline Use Fees owed for actual throughput volumes during such Month, then Customer shall receive a “Shortfall Credit” calculated as the difference between the Pipeline Use Fees owed for actual total volumes throughput on the Pipelines during such Month and the Minimum Pipeline Throughput Fee.

(e) Application of Shortfall Credits. Any Shortfall Credits shall be applied as follows:

(i) the dollar amount of any Shortfall Credit included in the Monthly invoice will be posted as a credit to Customer’s account and may be applied against amounts owed by Customer for volumes throughput in excess of the Minimum Pipeline Throughput Volume during any of the succeeding three (3) Months; and

(ii) any portion of the Shortfall Credit that is not used by Customer during the succeeding three (3) Months will expire at the end of said three (3)-Month period relating to the respective credit and be reset to zero.

(f) Fee Calculation. At the end of each Month, Operator will calculate and report the total fees that Customer incurred for throughput of Barrels through the Pipelines during such Month, as follows:

(i) the Pipeline Use Fee for all Products throughput through the Pipelines and loaded or offloaded to Marine Vessels, subject to the Minimum Pipeline Use Fee for the Minimum Pipeline Throughput Volume (with a statement of any applicable Shortfall Credits for underdeliveries); plus

(ii) any Surcharges or reimbursements applicable for such Month pursuant to Sections 6 or 7.

(g) Invoices. Operator will invoice Customer Monthly, providing its calculations of all applicable items set forth above. All amounts set forth above shall be due and payable no later than ten (10) days after Customer’s receipt of Operator’s invoice. The invoiced amount shall be for the items described above and other charges during the prior Month. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(h) Disputed Amounts. If Customer reasonably disputes any amount invoiced by Operator, Customer shall pay the amount of the invoice when due and provide Operator with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. Customer and Operator shall use reasonable commercial diligence to resolve disputes in a timely manner through the dispute resolution procedures provided for herein. All portions of the disputed amount determined to be owed to the Customer shall be refunded to the Customer within ten (10) days of the dispute resolution.

(i) Fee Adjustments. Any fees of a fixed amount set forth in this Agreement and any Pipeline Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2015, by a percentage equal to the positive change, if any, in the CPI-U during the first twelve (12)-Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

(j) Conflict between Agreement and Pipeline Service Order. In case of any conflict between the terms of this Agreement and the terms of any Pipeline Service Order, the terms of the applicable Pipeline Service Order shall govern.

SECTION 9 OPERATIONAL PROVISIONS

(a) Services.

(i) General. Operator shall throughput and handle Customer’s Products through the Pipelines, provide regulatory compliance reporting that Operator is required to perform as the Pipelines’ operator, and provide such other services set forth in this Agreement (collectively the “Services”). Operator will timely provide Customer with a copy of any regulatory compliance report filed by Operator regarding Customer’s Product upon request by Customer. Operator will provide the labor and supervision necessary to perform the Services, and Operator will provide and maintain the Pipelines and other equipment necessary to perform the Services in accordance with the terms of this Agreement. Operator will maintain the Pipelines in accordance with good industry practice and will use reasonable care in performing the Services consistent with customary and prudent industry practices. The Pipelines will be available on a 24/7/365 basis, as needed.

(ii) Term Commitment/Pipeline Access. Operator shall provide Customer’s Products with priority throughput rights through the Pipelines. Operator will not provide access to or use of the Pipelines to any third party without the prior written consent of Customer.

(iii) Unavailability of Pipelines for Maintenance. The Pipelines may be unavailable for short periods of time due to routine inspection, maintenance and repair. Operator shall use reasonable commercial diligence to maintain the Pipelines available to receive deliveries; provided, however, Section 5(c) hereof shall apply in the event of any such unavailability. To the extent practicable, Operator shall use reasonable commercial efforts to provide Customer at least one hundred twenty (120) days or as soon as practicable advance written notice of planned maintenance of any of the Pipelines.

(b) Product Quality.

(i) Product Testing. Upon request, Customer shall provide Operator a laboratory report for each Product delivery by Customer or Customer’s supplier. Operator will not be obligated to receive Contaminated Product for throughput through the Pipelines, nor will Operator be obligated to accept Product that fails to meet the applicable quality specifications for the Berths under the BAUTA and any Terminal Service Orders issued thereunder.

(ii) Off-Spec/Contaminated Product. Operator may, without prejudice to any other remedy available to Operator, reject and return Contaminated Product to Customer, even after delivery to Operator. Customer at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs for connecting pipelines or third party tankage, resulting from the introduction of Contaminated Product. Customer shall remove and replace any Contaminated Product or reimburse Operator for any and all expenses incurred in removing or replacing any such Contaminated Product received.

(iii) Product Warranty. Customer warrants to Operator that all Product tendered by or for the account of Customer for throughput across the Pipelines will not contain Contaminated Product and will conform to Operator’s minimum specifications for such Product under the BAUTA and any Terminal Service Order issued thereunder, and the most recently available and commonly accepted assay and any applicable API or ASTM standards. Operator may rely upon the specifications and representations of Customer as to Product quality.

(iv) Quality Analysis. Operator will not perform any Product quality analysis on behalf of Customer unless Customer so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by Customer, are for Customer’s account. In the absence of fraud or manifest error, any quality determination performed by Operator hereunder shall be binding on both Parties. Customer or its designated independent inspector may observe Operator in any measurement or sampling.

(c) Product Measurements. The quantity of Product throughput through the Pipelines shall be based on Gross Standard Volume (GSV) using the applicable API and ASTM or equivalent standards as follows:

(i) for the portion of the Marine Vessel receipt and/or load volume delivered to or received from the Refinery by the Pipelines, the Pipeline movement volume will be determined by: (A) by meters; (B) by static shore tank gauges of the tank; and (C) otherwise by a mutually agreeable method; and

(ii) for Marine Vessel discharge or load volume which is delivered to or received from third party pipelines, terminals or the Wilmington Refinery, the Pipeline movement volume will be determined by the difference between the total volume discharged from or loaded to the Marine Vessel less the volume delivered to or received from a third-party pipeline or terminal.

Customer shall provide Operator with all reasonable documentation with respect to the volumes throughput across the Berths, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of Marine Vessel discharge.

(d) Title and Risk of Loss; Custody and Control. Title and the risk of loss or damage to the Product shall remain at all times with the owner of the Product. For Marine Vessel deliveries under the BAUTA and throughput through the Pipelines under this Agreement, Operator will have custody of Product from the time it passes the flange connecting the delivery line of the delivering Marine Vessel to the time it passes from the Pipelines to the flange connecting the Pipelines and the Wilmington Refinery. For Marine Vessel loading under the BAUTA of Products throughput through the Pipelines under this Agreement, Operator will have custody of Product from the time it passes the flange connecting the Wilmington Refinery and the Pipelines to the time it passes the manifold of the Marine Vessel. All Product in the Pipelines shall remain in the custody of the Operator.

(e) Lien Waiver. Operator hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all Applicable Laws, which Operator would or might otherwise have under or with respect to the Products throughput, or handled hereunder. Operator further agrees to furnish documents reasonably acceptable to Customer and its lender(s) (if applicable), and to cooperate with Customer in assuring and demonstrating that Products titled in Customer’s name shall not be subject to any lien on the Pipelines.

(f) Volume Losses. Operator shall have no obligation to measure volume gains or losses of Products in the normal course of transportation, and shall have no liability to Customer for physical losses of Products, except for losses resulting from gross negligence, willful misconduct or breach of this Agreement by Operator or its employees, agents or contractors. Following the Commencement Date, the Parties agree to negotiate in good faith to incorporate appropriate market volume loss provisions.

(g) Access. Customer and Operator shall each provide the other with access to each other’s facilities to the extent reasonably needed for performance of the Services or for any inspection, maintenance, repairs, replacement or remediation associated with the Pipelines or the Ancillary Facilities. All such access shall be at the accessing Party’s sole risk, and the Party obtaining access shall indemnify the other Party for claims arising as a result of such access. All such access shall be subject to all safety and security rules applicable to the sites being accessed, and such access shall be at reasonable times, with reasonable notice and shall not unreasonably interfere with the use or operation of the facilities being accessed.

(h) Material Safety Data Sheet. Customer will provide Operator with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Product throughput across the Pipelines. Customer shall provide its customers with the appropriate information on all Products throughput across the Pipelines.

(i) Waste and Hazardous Materials.

(i) Storage, Handling and Disposal of Waste. Operator and Customer will comply with Applicable Law regarding the storage and handling of Product and the disposal of any Waste. Customer shall pay or reimburse Operator for removal of any Waste or residuals that are received into the Pipelines, including all costs associated with any liabilities arising from such Waste or residual. During such removal, the fees and charges set forth in this Agreement will remain in effect. Unless stated otherwise herein, Operator shall be responsible for any fines, penalties, claims, violations, or similar obligations related to Operator’s operation of the Pipelines.

(ii) Hazardous Materials—Reporting. Operator will report its handling of all hazardous materials for Customer as required by Applicable Law. Customer will accurately and properly represent the nature of all such materials to Operator. Customer agrees to reimburse Operator for any reasonable, direct charges that Operator may be required to pay for the handling of Product, excluding penalties, fines or excess charges resulting from material errors or omissions in Operator’s reporting as required by Applicable Law.

(j) MAOP.

(i) From time to time, Operator may designate a maximum allowable operating pressure (“MAOP”) on each Pipeline, which may be changed by Operator in its sole discretion upon notice to Customer; provided, however, that if Operator should ever reduce the MAOP of a Pipeline below 180 psig, then Operator shall use all reasonable efforts to restore the Pipelines to a MAOP of at least 180 psig as quickly as reasonably possible. As of the date hereof, the designated MAOP on each of the Pipelines is 180 psig. If Operator reduces MAOP below 180 psig, then Operator and Customer will utilize the procedure set forth in the BAUTA and Terminal Service Orders issued thereunder to identify and mitigate the physical and financial impacts of the reduction in MAOP in the same manner that a change in Dock Specification or Product Specification would be resolved under the BAUTA and Terminal Service Orders issued thereunder.

(ii) During any time period in which the MAOP of the Pipelines is reduced below 180 psig, the Minimum Pipeline Throughput Volume and the corresponding MPUF shall be reduced proportionately to the extent that such reduced pressure impairs Customer’s ability to actually throughput Products at the Minimum Pipeline Throughput Volume. Customer shall not deliver any Products into a Pipeline at a pressure that exceeds or could cause the Pipeline to exceed its MAOP, and in the event that Customer determines that an ongoing delivery through a Pipeline may exceed the MAOP of that Pipeline, then Customer shall immediately shut down the delivery and cause the pressure to be reduced. Customer shall immediately notify Operator at any time that the MAOP of a Pipeline has been exceeded. Customer shall conduct all pumping operations in accordance with applicable U.S. Department of Transportation regulations, using adequately trained and qualified personnel. Customer shall maintain and make available for Operator’s inspection recording charts reflecting a true and accurate record of line pressure. Upon request, Customer shall provide Operator with dynamic volumetric pipeline monitoring or volumetric flow rates and cumulative total volumes. In the event that the difference between Pipeline monitoring readings or shipper and receiver total volumes exceeds three percent (3%) or becomes greater than two percent (2%) for longer than four (4) hours, Customer shall shut down the transfer and shall not resume such transfer until the Pipeline monitoring readings can be reconciled or the difference between shipper and receiver cumulative totals is reconciled to within two percent (2%).

(k) Marine Vessel Shifting. If Customer’s Marine Vessel is shifted or delayed in order to accommodate a special access need of any party requiring access to a Berth as provided under the BAUTA and any Terminal Service Order issued thereunder, then the Minimum Pipeline Use Fee for the Month in which such shifting or delay occurs shall be determined as if the volumes were delivered as originally scheduled, without regard to such shifting.

SECTION 10 LEGAL COMPLIANCE

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of each Pipeline. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the condition and operation of such Party’s facilities. To the extent required by Applicable Law, and as applicable to the services performed under this Agreement, each Party shall specifically comply and require its contractors and subcontractor(s) to comply with California Civil Code, Section 1714.43, as applicable, to ensure that all contractors, subcontractors, vendors and suppliers comply with all labor laws, including laws against slave labor and human trafficking and that such contractors, subcontractors, vendors and suppliers verify that the materials incorporated into any products manufactured for either Party are in compliance with all such laws. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or a Pipeline Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement or an applicable Pipeline Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 11 LIMITATION OF LIABILITY

(a) Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF SUCH PARTY WHILE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

(b) Claims and Liability for Lost Product. Operator shall not be liable to Customer for lost or damaged Product unless Customer notifies Operator in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Product. Subject always to Section 12(b), Operator’s maximum liability to Customer for any lost or damaged Product shall be limited to (i) the lesser of (A) the replacement value of the Product at the time of the incident based upon the price as posted by Platts for similar Product in the same locality, and if no similar Product is in the locality, then in the state, or (B) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) No Guarantees or Warranties. Except as expressly provided in this Agreement, neither Customer nor Operator makes any guarantees or warranties of any kind, expressed or implied. Operator specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability or any implied warranty of fitness for a particular purpose.

SECTION 12 INDEMNIFICATION

(a) Duty to Indemnify Customer Group. Notwithstanding anything to the contrary in this Agreement or any Pipeline Service Order and except as set forth in Section 12(c) of this Agreement, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Customer, its affiliates and their respective officers, directors, employees, agents, successors, and assigns (excluding any member of the Operator Group) (collectively the “Customer Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT.

(b) Duty to Indemnify Operator Group. Notwithstanding anything to the contrary in this Agreement or any Pipeline Service Order and except as set forth in Section 12(c) of this Agreement, CUSTOMER SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, successors, and assigns (collectively the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF CUSTOMER GROUP WHILE USING THE BERTHS AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP WHILE PERFORMING CUSTOMER’S OBLIGATIONS UNDER THIS AGREEMENT.

(c) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(d) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 12 are independent of any insurance requirements under this Agreement, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(e) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(f) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

(g) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 13 DEFAULT

(a) Default. A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement, a Pipeline Service Order or the BAUTA or any Terminal Service Order issued thereunder, which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party: (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) If either of the Parties is in default as described above, then (i) if Customer is in default, Operator may or (ii) if Operator is in default, Customer may: (A) terminate this Agreement upon notice to the defaulting Party; (B) withhold any payments due to the defaulting Party under this Agreement; and/or (C) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement, a Pipeline Service Order or the BAUTA or any Terminal Service Order issued thereunder, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Cumulative Nature of Remedies. The remedies provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

SECTION 14 FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due (subject to Section 5(c)), as a result of an event of Force Majeure with respect to the Pipelines, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by Customer during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. In the event the Pipelines, or any part thereof is destroyed or damaged to such extent as to make them unusable, then Operator, in its sole discretion, subject to the terms and provisions of the BAUTA and any Terminal Service Order issued thereunder, may elect whether or not to repair, replace, or rebuild. An event of Force Majeure shall not extend the Term. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists for twelve (12) Months, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 15 ASSIGNMENT; PARTNERSHIP CHANGE OF CONTROL

(a) Customer Assignment to Third Party. Customer shall not assign all of its obligations hereunder or under a Pipeline Service Order without Operator’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Customer may assign this Agreement, without Operator’s consent, in connection with a sale by Customer or its affiliates of the Pipelines so long as the transferee: (i) agrees to assume all of Customer’s obligations under this Agreement with respect to the Pipelines; and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Customer in its reasonable judgment.

(b) Operator Assignment to Third Party. Operator shall not assign its rights or obligations under this Agreement without Customer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Operator may assign this Agreement without Customer’s consent in connection with a sale by Operator of all or a portion of its assets so long as the transferee: (A) agrees to assume all of Operator’s obligations under this Agreement with respect to the Pipelines; (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Operator in its reasonable judgment; and (C) is not a competitor of Customer; (ii) Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator; and (iii) Operator may assign its interest hereunder without consent from Customer to any subsidiary or affiliated company, or any new lessee or sublessee of the Berths or any new owner or lessee of the Pipelines in the event Operator assigns or subleases its interest in Lease HD-2114 and also conveys or leases its interest in the Pipelines.

(c) Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(d) Partnership Change of Control. Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control, Customer shall have the option to extend the Term of this Agreement as provided in Section 4 or modify the Term based on Wilmington Refinery requirements. Operator shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

SECTION 16 INSURANCE

(a) Insurance Required by Operator and Customer. Operator and Customer shall each be required to carry at least the minimum level of insurance required pursuant to the BAUTA and any Terminal Service Order issued thereunder in effect from time to time.

(b) COFR Insurance. Operator shall also be required to carry all insurance that may be required to maintain at all times a COFR for the Pipelines.

SECTION 17 NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney—Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Dennis C. Bak

phone: 310-847-3846

email: Dennis.C.Bak@tsocorp.com

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

SECTION 18 REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

SECTION 19 CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 19. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Operator that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the Pipelines prior to the Execution Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 19, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party

(b) Required Disclosure. Notwithstanding Section 19(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one (1) copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 19, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 19 shall survive the termination of this Agreement for a period of two (2) years.

SECTION 20 MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the schedules and Pipeline Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution, Conveyance and Assumption Agreement dated November 18, 2013, by and among Partnership, General Partner, Customer, Operator, Tesoro Corporation and Carson Cogeneration Company, a Delaware corporation, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Carson Assets Indemnity Agreement dated as of the date hereof by and among Partnership, General Partner, Customer, Operator, and Tesoro Corporation (“Carson Assets Indemnity Agreement”), the provisions of the Carson Assets Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party;

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or”.

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) Independent Contractor. Operator’s relationship to Customer hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of Customer.

(h) No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying Customer, Operator may restructure and restate this Agreement.

(i) No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.

(j) No Third Party Beneficiaries. Except as specifically provided in Section 12 herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(k) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Commencement Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Managers and President

Signature Page to

Pipeline Throughput Agreement

EXHIBIT 1

FORM OF PIPELINE SERVICE ORDER

This Pipeline Service Order is entered into as of             , 20    , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Pipeline Throughput Agreement dated as of December     , 2013, by and among such parties (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 8 of the Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i) Minimum Pipeline Use Fee:             ;

(ii) Pipeline Use Fees pursuant to Section 5(a):             ;

(iii) reimbursements related to newly imposed taxes pursuant to Section 6(a):             ;

(iv) Surcharges related to expenditures as a result of newly imposed laws and regulations pursuant to Section 7:             ; and

(v) Rules, Procedures and Produce Specifications: See Attachment 1 hereto;

(vi) any other services as may be agreed.]

Except as set forth in this Pipeline Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Pipeline Service Order.

[Signature Page Follows]

Exhibit 1

Long Beach Pipeline Throughput Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Pipeline Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC

By:
Phillip M. Anderson
President

TESORO REFINING & MARKETING COMPANY LLC

By:
Gregory J. Goff
Chairman of the Board of Managers and President

Exhibit 1

Long Beach Pipeline Throughput Agreement

SCHEDULE A

PIPELINES

Schedule A

Long Beach Pipeline Throughput Agreement